PENWEST ANNOUNCES $35.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Danbury, CT, December 10, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that it has entered into definitive agreements with institutional and other accredited investors with respect to the private placement of 3,125,000 shares of its common stock at a purchase price of $11.20 per share. The net proceeds to Penwest will be approximately $32.8 million. The Company intends to use the net proceeds to fund the research, development, marketing and commercialization of its products and technologies and for general corporate purposes.

The securities offered by the Company in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development, including the timing and outcome of regulatory approval; the ability to enter into additional collaborations; uncertainty of success of collaborations; risks related to manufacturing; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, or warrant submission of an application for regulatory approval of, or warrant regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9,

2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

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Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

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